U.S. SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON D.C.  20549


                            FORM 12b-25

                    SEC FILE NUMBER:  000-24965


                           CUSIP NUMBER:

                    NOTIFICATION OF LATE FILING

                            (CHECK ONE)


                         _____   FORM 10-K
                         __X__   FORM 10-KSB
                         _____   FORM 11-K
                         _____   FORM 20-F
                         _____   FORM 10-Q
                         _____   FORM 10-QSB
                         _____   FORM N-SAR

Nothing in this Form Shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
_______________________________

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Part I - Registrant Information
===============================================================

Advanced ID Corporation
_______________________________________________________________
Full Name of Registrant

USA Sunrise Beverages, Inc.
_______________________________________________________________
Former Name if Applicable

619 - 11 Avenue SE, Suite 204
_______________________________________________________________
Address of Principal Executive Office (street and number)

Calgary, Alberta, Canada  T2G 0Y8
_______________________________________________________________
City, State and Zip Code



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Part II - Rules 12b-25 (b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check Box if appropriate)

                                         X

(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

(b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

(c) the accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable

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Part III - Narrative
===============================================================

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q, or N-SAR or portion thereof, could not be filed within the prescribed time period.

The registrant's 10-KSB cannot be filed without unreasonable effort and expense to obtain the appropriate approvals and signatures.


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PART IV - OTHER INFORMATION
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(1) Name and telephone number of person to contact in regard to this notification

name:   Todd Noble

area code and phone number:  (403) 264-6300


(2) have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorted period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

__X__  yes

_____  no


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

__X__ yes

_____ no

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.


The results for the current year will include the operations of Advanced ID Corporation, which will differ significantly from those of the predecessor registrant, USA Sunrise Beverages, a dormant company, which was purchased by Advanced ID Corporation in October 2002. See Amendment No. 1 to Form 8K filed January 22, 2003 for operating results of Advanced ID Corporation for the year ended December 31, 2001.


Advanced ID Corporation
__________________________________________________
(NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


DATE March 28, 2003       BY /S/ Todd Noble
                                 Treasurer, Principal
                                 Financial Officer